Exhibit 10.2

Jack McCarthy

Senior Vice President – Supply Chain Management, Quality & Technical Sales

June 24, 2025

Jack,

The Board, the company and I all want to express our appreciation for your excellent support with the Sales and Marketing organization over the past year while we recruited a new leader for the function. In appreciation for your leadership, the company is hereby awarding you a $150,000 bonus, payable in two installments.

The first installment of $75,000 is earned as the date hereof and will be paid at the next practicable pay run.

The second installment of $75,000 will be paid on the earlier of the closing of the transaction called “Monaco” or May 1, 2026. Should your employment be terminated without “Cause” or you leave for “Good Reason” (as those terms are defined in the company’s Executive Separation Policy) before that time, the second installment will become due and payable. If you pass away or become Disabled (also as defined in the Executive Separation Policy), you estate will be entitled to the second installment.

Again, Jack, the company truly appreciates your support and your leadership.

Very truly yours,

/s/ Rob Saltiel

Rob Saltiel

President & CEO